Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALTERA CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware		77-0016691
(State or other jurisdiction of	101 Innovation Drive	(IRS Employer
incorporation or organization)	San Jose, California 95134	Identification No.)
(408) 544-7000
(Address of principal executive offices)(Zip code)
2005 Equity Incentive Plan
1987 Employee Stock Purchase Plan
Avalon Microelectronics Inc. Amended and Restated Stock Option Plan
(Full title of the plans)

JOHN P. DAANE
President and Chief
Executive Officer
Altera Corporation
101 Innovation Drive
San Jose, California 95134
(Name and address of agent for service)
(408) 544-7000
(Telephone number, including area code, of agent for service)
Copies to:

KATHERINE E. SCHUELKE, ESQ. Vice President, General Counsel and Secretary ALTERA CORPORATION 101 Innovation Drive San Jose, California 95134 (408) 544-7000	JACLYN LIU, ESQ. MORRISON & FOERSTER LLP 425 Market Street San Francisco, California 94105 (415) 268-7000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
Title of Each Class of	Amount to be	Maximum Offering	Aggregate Offering	Amount of
Securities to be Registered	Registered	Price Per Share	Price	Registration Fee
Common Stock, par value $0.001 per share, issuable pursuant to:
2005 Equity Incentive Plan	5,000,000 (1)	$37.41(3)(4)	$187,050,000(3)(4)
1987 Employee Stock Purchase Plan	1,000,000 (1)	$37.41(3)(4)	$37,410,000(3)(4)
Avalon Microelectronics Inc. Amended and Restated Stock Option Plan	89,503 (1)(2)	$1.37(3)(5)	$122,619.11(3)(5)
Total	6,089,503		$224,582,619.11	$16,012.74

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock that become issuable under Altera Corporation’s (the “Registrant”) 2005 Equity Incentive Plan and 1987 Employee Stock Purchase Plan, as well as the Avalon Microelectronics Inc. Amended and Restated Stock Option Plan, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	The number of shares of the Registrant’s Common Stock represents the aggregate number of shares of Common Stock subject to outstanding stock options issued under the Avalon Microelectronics Inc. Amended and Restated Stock Option Plan, which outstanding stock options were assumed by the Registrant in connection with the acquisition of all of the shares of Avalon Microelectronics Inc. by Altera Canada Co., a wholly-owned subsidiary of the Registrant, pursuant to an agreement, effective as of December 10, 2010, by and between Wally Haas and Altera Canada Co. (the “Acquisition Agreement”). The number of shares of Common Stock of the Registrant issuable by the Registrant in connection with the assumed stock options has been calculated pursuant to the exchange ratio set forth in the Acquisition Agreement.

(3)	The proposed maximum offering price per share and proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee.

(4)	Computed in accordance with Rule 457(h) and Rule 457(c) of the Securities Act. Such computation is based on the average of the high and low price of the Registrant’s common stock as reported on The NASDAQ Global Market on December 10, 2010.

(5)	Computed in accordance with Rule 457(h) of the Securities Act. Such computation is based on the exercise price of the options. $1.37 is the weighted average exercise price based on 34,221 options with an exercise price of $3.55 and 55,282 options with an exercise price of $0.02.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities and Exchange Commission (the “Commission”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, all of which were previously filed by the Registrant (File No. 0-16617) with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), are hereby incorporated by reference, except to the extent that such reports/documents are only “furnished” to the Commission:
     (a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on February 17, 2010.
     (b) All other reports filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K described in (a) above.
     (c) The description of the Registrant’s common stock as set forth in the Registration Statement on Form 8-A filed with the Commission on March 18, 1988, including any amendments or reports filed with the Commission for the purpose of updating such description.
     All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.
     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
     The Registrant maintains a policy of directors’ and officers’ liability insurance that insures its directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.
     The Registrant’s policy is to enter into indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and the Registrant’s Certificate of Incorporation and Bylaws, as well as certain additional procedural protections.
     The above discussion is not intended to be exhaustive and is qualified in its entirety by applicable Delaware statutes and the Registrant’s Certificate of Incorporation, Bylaws and documents referred to above.
Item 7. Exemption from Registration Claimed.
          Not applicable.

Item 8. Exhibits
     The following exhibits are attached to this Registration Statement:

Exhibit No.	Description
4.1	Specimen copy of certificate for shares of common stock of the Registrant (1)

5.1	Opinion of Morrison & Foerster LLP

10.1	Avalon Microelectronics Inc. Amended and Restated Stock Option Plan

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page hereto)

(1)	Incorporated by reference to the identically numbered exhibit filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Commission on March 30, 1998 (Commission File No. 0-16617).
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
     (i) to include any prospectus required by Section 10(a)(3) or the Securities Act of 1933;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on December 16, 2010.

ALTERA CORPORATION
By:	/s/ Katherine E. Schuelke
Katherine E. Schuelke
Vice President, General Counsel & Secretary

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John P. Daane and Ronald J. Pasek, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
/s/ John P. Daane John P. Daane	Chairman of the Board of Directors, President, Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2010

/s/ Ronald J. Pasek Ronald J. Pasek	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 16, 2010

/s/ Robert J. Finocchio, Jr.	Lead Independent Director	December 16, 2010

Robert J. Finocchio, Jr.

/s/ Kevin McGarity	Director	December 16, 2010

Kevin McGarity

/s/ Michael Nevens	Director	December 16, 2010

Michael Nevens

/s/ Krish A. Prabhu	Director	December 16, 2010

Krish A. Prabhu

/s/ John Shoemaker	Director	December 16, 2010

John Shoemaker

/s/ Susan Wang	Director	December 16, 2010

Susan Wang

EXHIBIT INDEX

Exhibit No.	Description
4.1	Specimen copy of certificate for shares of common stock of the Registrant (1)
5.1	Opinion of Morrison & Foerster LLP
10.1	Avalon Microelectronics Inc. Amended and Restated Stock Option Plan
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to the identically numbered exhibit filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Commission on March 30, 1998 (Commission File No. 0-16617).